ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                       RIGHT MANAGEMENT CONSULTANTS, INC.


         THE UNDERSIGNED BUSINESS CORPORATION, desiring to amend its Articles of Incorporation, in compliance with the requirements of Section 1915 of the Pennsylvania Business Corporation Law of 1988, hereby certifies that:

         1.       The name of the Corporation is:

                       Right Management Consultants, Inc.

         2. The address, including street and number, of the Corporation's registered office is:

                           c/o The Prentice-Hall Corporation System
                           2704 Commerce Drive
                           Harrisburg, PA  17110
                           (Dauphin County)

         3. The statute under which the Corporation was incorporated is the Pennsylvania Business Corporation Law of 1933.

         4.       The date of its incorporation is:

                           November 13, 1980

         5. The amendment was adopted by the board of directors pursuant to 15 Pa.C.S.ss.1914(c).

         6. The amendment adopted by the Corporation, set forth in full, is as follows:

                      "The aggregate number of shares that this Corporation will have authority to issue is:

                          1. Thirty Million (30,000,000) shares of Common Stock, par value of $0.01 per share; and

                          2. One Million (1,000,000) shares of Preferred Stock, no par value.

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                               The Board of Directors may issue in one or more
                           class or series, shares of Preferred Stock, with full, limited, multiple, fractional or no voting rights, and with such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights or other special or relative rights as shall be fixed from time to time by the Board of Directors.

                               Shareholders shall not have the right to cumulate
                           their shares in voting for the election of directors."


         IN WITNESS WHEREOF, the undersigned Corporation has caused these Articles of Amendment to be signed by its duly authorized officer this 18th day of October, 2001.

                                 RIGHT MANAGEMENT CONSULTANTS, INC.


                                 By: /S/ Richard J. Pinola
                                     --------------------------------------
                                     Richard J. Pinola, Chief Executive Officer